UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/08/2009

Targeted Genetics Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-23930

Washington	91-1549568
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington 98101
(Address of principal executive offices, including zip code)

(206) 623-7612
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 8, 2009, Targeted Genetics Corporation (the "Company") received a letter from the Nasdaq Stock Market informing the Company of its non-compliance with Marketplace Rule 4310(c)(3), which requires companies listed on the Nasdaq Capital Market to maintain a minimum of $2.5 million in shareholders' equity. The Company does not meet the alternative continued listing requirements of $35 million in market value of listed securities or $500,000 of net income from continuing operations.
The letter stated that the Company has 15 calendar days to submit a plan to regain compliance. If the plan is accepted, the Company may be provided with up to 105 calendar days from April 8, 2009 to demonstrate compliance.

The Company has not yet determined what action it will take in response to this continued listing issue and is currently evaluating potential alternatives in the context of its business plan.

The Company reported a shareholders' deficit of $3.8 million in its annual report on Form 10-K for the fiscal year ended December 31, 2008. This negative net worth results from the Company's restructure charges totaling $7.6 million at December 31, 2008, which relate to obligations under a facility lease, in combination with the goodwill impairment charge of $7.9 million recorded for the fourth quarter of 2008.

As previously reported, the Company is also in non-compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market. On April 23, 2008, the Nasdaq Stock Market notified the Company that for 30 consecutive business days the bid price of its common stock had closed below the minimum $1.00 per share bid price required under Marketplace Rule 4310(c)(4). The letter stated that, under Marketplace Rule 4310(c)(8)(d), the Company would be provided with 180 calendar days to regain compliance. The Nasdaq Stock Market has since suspended enforcement of this requirement until July 20, 2009, at which time the Company will have five business days to regain compliance. If, on July 27, 2009, the Company meets all of the Nasdaq Capital Market's initial listing criteria set forth in Marketplace Rule 4310(c) (other than the bid price criterion), but has not regained bid price compliance, the Company will be afforded an additional 180 calendar days to regain compliance. To regain compliance, the bid price of the Company's common stock must close at $1.00 or more per share for a minimum of 10 consecutive business days.

If the Company is not in compliance with a listing standard at the end of the applicable compliance period, the Nasdaq staff will provide written notification that the Company's securities will be delisted. The Company may appeal the Nasdaq staff's determination to a listing qualifications panel, but there can be no assurance that the Company would be successful if it were to appeal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Targeted Genetics Corporation

Date: April 14, 2009	By:	/s/ David J. Poston
David J. Poston
Vice President, Finance and Chief Financial Officer